                                                                EXHIBIT 23(a)

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Commerce Bancshares, Inc.:

         We consent to the incorporation by reference in the Registration
Statement on Form S-3 of Commerce Bancshares, Inc. of our report dated January
31, 2002, relating to the consolidated balance sheets of Commerce Bancshares,
Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 2001, which report appears in the
December 31, 2001 annual report on Form 10-K of Commerce Bancshares, Inc., and to the reference to our firm under the heading of "Experts" in the related prospectus.

                                                     /s/ KPMG LLP

Kansas City, Missouri
January 31, 2003